SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 6, 2012

SPECTRUM GROUP INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-11988	22-2365834
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

1063 McGaw Irvine, CA (Address of principal executive offices)	92614 (Zip code)

Registrant's telephone number, including area code:  (949) 748-4800
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement
On March 6, 2012, Spectrum Group International, Inc. (the “Company,” “we,” “us” or “our”) entered into a securities purchase agreement (the “Securities Purchase Agreement”), effective as of March 5, 2012, with Afinsa Bienes Tangibles, S.A. En Liquidacion (“Afinsa”) and Auctentia, S.L. (“Auctentia.”). Since February 2003, Afinsa and Auctentia have collectively owned a majority of our common stock and currently hold approximately 57% of our outstanding common stock. In addition, Auctentia owns 20% of Spectrum PMI, Inc., a subsidiary of ours that owns all of the outstanding equity of A-Mark Precious Metals, Inc., our subsidiary through which we conduct our trading business. Afinsa has been in insolvency proceedings in Spain since July 2006.
Pursuant to the Securities Purchase Agreement, we have agreed to purchase all shares of our common stock currently held by Afinsa and Auctentia, which includes 271,514 shares held by Afinsa and 18,370,553 shares held by Auctentia, and all shares of common stock of Spectrum PMI held by Auctentia (collectively, the “Securities”). The aggregate purchase price for the Securities is $58.25 million, payable in cash at the closing.
We anticipate financing the purchase primarily through funds received from a rights offering in which we will distribute at no charge to our stockholders (other than Afinsa and Auctentia) transferable subscription rights to purchase additional shares of our common stock at a certain subscription price. We intend to generate at least $37.3 million in gross proceeds from the rights offering, if it is fully subscribed. We expect to fund the balance of the purchase price through cash on hand at the Company and its subsidiaries.
The closing of the Securities Purchase Agreement is subject to satisfaction or waiver of a number of conditions, including, among others, that all conditions to the consummation of the proposed rights offering shall have been satisfied and that we have sufficient funds, together with the proceeds of the rights offering, to consummate the transactions contemplated by the Securities Purchase Agreement, and that each of Antonio Arenas and George Lumby, the representatives of Afinsa and Auctentia, shall have tendered his resignation as a director of the Company effective as of the closing.
The Securities Purchase Agreement contains customary termination rights for us, Afinsa and Auctentia, including if the transaction has not been consummated by July 15, 2012. If the Securities Purchase Agreement is terminated because of our material breach or because we fail to have the required financing to consummate the transaction by July 15, 2012, we must pay a termination fee of $2.9 million. However, no termination fee will be payable if we have complied with our obligations under the Securities Purchase Agreement, and the Securities and Exchange Commission has not declared the registration statement for the rights offering under the Securities Act of 1933 effective by June 10, 2012. We will be required to pay Afinsa and Auctentia a termination fee of $3.5 million (in lieu of the aforementioned $2.9 million termination fee) if the Securities Purchase Agreement has been terminated as a result of a willful and material breach of our obligations under the Securities Purchase Agreement.
Our board of directors has approved the Securities Purchase Agreement by a vote of all directors, except for the representatives of Afinsa and Auctentia, who abstained. Our board acted upon the unanimous recommendation of a special committee comprised entirely of independent directors (the “special committee”). Roth Capital Partners LLC delivered an opinion to the special committee, dated March 5, 2012 (the “Opinion”), that, as of the date of the Opinion and subject to the assumptions and caveats stated therein, the purchase price to be paid to Afinsa and Auctentia under the Securities Purchase Agreement for the purchase of the Securities was fair to the Company from a financial point of view.
The foregoing summary of the Securities Purchase Agreement, and the transactions contemplated thereby, and the Opinion does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Securities Purchase Agreement and the Opinion attached hereto as Exhibit 10.1 and Exhibit 99.1, respectively, and incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.
On March 7, 2012, we issued a press release announcing that we had entered into the Securities Purchase Agreement. A copy of the press release is attached as Exhibit 99.2 hereto.
We are furnishing Exhibit 99.2 to this Current Report in accordance with Item 7.01. The exhibit shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of such section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of the general incorporation language of such filing, except as shall be expressly set forth by specific reference in such filing.
Additional Information About the Rights Offering
This Current Report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to buy shares of our common stock, nor shall there be any offer, solicitation or sale of shares of our common stock in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of the securities under the securities laws of such state. The rights offering will be made only by means of a prospectus, copies of which will be mailed to all record date shareholders.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Exhibit Description
10.1	Securities Purchase Agreement, dated March 5, 2012, among Spectrum Group International, Inc., Afinsa Bienes Tangibles, S.A. En Liquidacion, and Auctentia, S.L
99.1	Opinion of Roth Capital Partners, LLC, dated March 5, 2012
99.2	Press Release, dated March 7, 2012

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: March 7, 2012

SPECTRUM GROUP INTERNATIONAL, INC.

By:	/s/ Carol Meltzer
Name:	Carol Meltzer
Title:	General Counsel and Secretary